UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report
(Date of earliest event reported)  June 26, 2007

MICRO COMPONENT TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-22384	41-0985960
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification No.)

2340 West County Road C, St. Paul, Minnesota 55113
(651) 697-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simutaneously satify the filing obligation of the registrant under any of the following provision:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CRF 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 1.01                                 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 26, 2007, as part of the restructuring of our Malaysian manufacturing operations, we entered into a Contract Manufacturing Agreement with Greatech Integration (M) Sdn. Bhd.  Under the agreement, Greatech will order raw materials, manufacture and assemble products, and perform certain basic testing services for our products.  The agreement has an initial term of 12 months, and then renews for additional 12-month terms thereafter, unless either party elects not to renew by giving written notice to the other party.

On June 26, 2007, we also entered into an agreement to lease 10,000 square feet of manufacturing space from AT Engineering Sdn. Bhd.  Rent under the lease is $5,800 per month.  The initial term of the lease continues until June 15, 2009.

As a result of this restructuring, we have reduced our leased space in Malaysia from 54,000 to 10,000 square feet.   We have also eliminated approximately 28 manufacturing positions.  We currently expect to record a total restructuring charge of approximately $125,000 in the quarter ending June 30, 2007, primarily for future cash expenditures for termination benefits and related costs.  Cash payments are expected to be completed by the end of the third quarter, September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO COMPONENT TECHNOLOGY, INC.
(Registrant)

Dated: July 2, 2007	By: /s/ BachThuy T. Vo
(BachThuy T. Vo, Interim Chief Financial Officer)